Exhibit 99.1



         MID PENN BANK TO PURCHASE OMEGA BANK OFFICES IN DAUPHIN COUNTY

       MID PENN BANK TO SERVE DAUPHIN COUNTY WITH TWO ADDITIONAL LOCATIONS

         (Millersburg, PA) - Mid Penn Bancorp, Inc. (AMEX: MBP), parent company of Mid Penn Bank, announced today that it has reached an agreement to purchase two Dauphin County branches of Omega Bank located at 51 South Front Street in Steelton and 1100 Spring Garden Drive in Middletown for an undisclosed amount. This acquisition includes approximately $32 million in deposits and $28 million in loans and is expected to be accretive to earnings in 2007. Completion of the sale is subject to various regulatory approvals and is expected to close during the fourth quarter of 2006.

         "We are very excited about the opportunity to serve customers in the Steelton and Middletown markets," said Alan W. Dakey, Chairman, President, and Chief Executive Officer of Mid Penn Bancorp, Inc. and Mid Penn Bank. "Steelton and Middletown are an excellent geographic fit for Mid Penn and expanding our presence in Dauphin County. `The New Steelton' is a dynamic plan to redevelop the downtown area, and we are excited about the opportunity to participate in the revitalization effort by having a new office in the heart of Steelton. The Middletown Office allows us to expand further south into a market with attractive growth characteristics. As a local community bank, we have quality products and services to offer area businesses and residents with the added benefit of local decision-making." Dakey added, "By expanding the Dauphin County market with two additional offices, we hope residents will recognize we are truly committed to serving their financial needs."

         Customers of the offices will be receiving more information from Mid Penn Bank and Omega Bank. "We will be communicating with customers throughout the conversion to Mid Penn Bank and will strive to make the transition seamless to customers," Dakey further commented. In addition, all branch employees will be retained, and there will be no loss of employment as a result of this change.

         Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services.

         Mid Penn Bancorp, with assets totaling $457 million, currently operates twelve offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn's website at www.midpennbank.com and view the Investor Relations page where comprehensive information is available.

         This press release may contain forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Mid Penn Bancorp's filings with the Securities and Exchange Commission.